Exhibit 10.26

Execution Version

RESTRICTIVE COVENANT AGREEMENT

In connection with and as condition of your continued employment with Syneron Medical Ltd. (the “Company”) or one of its direct or indirect subsidiaries (as applicable, the “Employer”), and in consideration of the opportunity to receive equity interests in SM Midco L.P., a Guernsey limited partnership and a parent of the Company (the “Partnership”) and your receipt of the compensation now and hereafter paid to you by the Company, you agree to the terms and conditions of this Restrictive Covenant Agreement (this “Agreement”).

1. Confidential Information.

During your employment with the Employer, you will be provided with access to Confidential Information of the Company, as defined below. During your employment and thereafter, you shall not use, or permit to be used, for any purpose other than the furtherance of the business of the Company or its direct parent entity (which includes but is not limited to all of its business units, divisions and subsidiaries) (the “Company Group”), or disclose to any person, any Confidential Information of the Company Group. Upon termination of your relationship with the Employer, you shall immediately surrender and turn over to the Company all documents that are or contain Confidential Information. By your acceptance, you acknowledge that all such documents and materials are the sole property of the Company and that you shall not make or retain any copies thereof following termination of your employment.

“Confidential Information” means all information, data, and materials relating to the business of any member of the Company Group that is treated by the Company as confidential, including without limitation: (i) trade secrets, inventions, ideas, formulas, processes, prototypes, models, source and object codes, data, know-how, improvements, discoveries, designs, and techniques developed, created, conceived of, or reduced to practice by any employee or contractor of the Company Group; (ii) the nature and description of development and business plans for the Company Group, including plans for research and future products, budgets, marketing, customer data, and information relating to relationships between the Company Group and other entities, including licenses and other contracts; (iii) reports and data developed or acquired by the Company Group or its affiliates; and (iv) forms, policies, and other forms of written and non-written (including intangible) data, experience, and information, whether of a technical, operational, or economic nature relating to the business, services and employees of the Company Group. “Confidential Information” includes the information of third parties that the Company is required to keep confidential.

During your employment with the Employer, you shall not use or disclose any confidential information, trade secrets or other proprietary information, if any, of any former employer or any other person, firm, corporation or other entity (a “Person”) to whom you have an obligation of confidentiality or comparable obligation, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom you have an obligation of confidentiality or comparable obligation unless consented to in writing by the former employer or Person. You shall use in the performance of your duties only information that is (i) generally known and used by Persons with training and experience comparable to yours and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company Group or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom you have an obligation of confidentiality or comparable obligation, approved for such use in writing by such former employer or Person. If, at any time during your employment with the Employer, you believe you are being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations you may have to former employers (including, without limitation, through the use of a former employer’s trade secrets), if any, then you shall immediately advise the Company so that your duties can be modified appropriately.

You represent and warrant, as applicable, to the Company that you have not taken with you any trade secrets or other proprietary information or anything else which belonged to any employer prior to the Employer when you left your prior positions and that upon starting work with Company you will have nothing that contains any such trade secrets or other proprietary information which belongs to any employer prior to the Employer (and, without limiting the generality of the foregoing, you shall not bring with you to the Company any electronic files, papers, computers, lists, models, formula or other data from any employer prior to the Employer). Your further certify, as applicable, that, effective upon starting your employment with the Employer, you have returned all books, manuals, records, models, formula, specifications, drawings, reports, notes, memoranda, contracts, lists, blueprints and other documents, materials or data or copies thereof, proprietary information and equipment furnished to or prepared by you in the course of or incident to your employment with any prior employer, and that you did not make or distribute any copies of the foregoing. If at any time you discover any of the foregoing is incorrect, you shall immediately advise the Company and promptly return any such materials to you former employer. The Company does not want any such materials, and you shall not be permitted to use or refer to any such materials in the performance of your duties to the Company.

2. Non-Competition.

In consideration of the compensation to be paid to you, and in recognition of the extensive Confidential Information (defined above) including trade secrets to which you will have access while employed by the Employer, you agree that during your employment with Employer and for the period of time set forth on Schedule A after termination of your employment for any reason (the “Restricted Period”) you shall not, directly or indirectly, either for you or for any other Person, partnership, corporation, or other entity own, manage, control, participate in, consult with, or render services for any business or enterprise that competes with any business or division of any member of the Company Group for which you provided services during the 12 months prior to the termination of your employment. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, advisor, creditor, owner or otherwise; provided that the term “participate” shall not include ownership of less than 5% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market. For the purposes of this Section 2, a Person that “competes with” the Company means any person that is engaged in (x) the business of developing and marketing aesthetic device capital equipment and (y) any other material line of business in which any member of the Company Group is engaged in respect of which you have received Confidential Information (including any material line of business which any member of the Company Group has specific plans to conduct, and does conduct, within 12 months of the time in question and of which you have knowledge). Notwithstanding the foregoing, the restriction in this Section 2 shall not apply to your employment with an entity that competes with the Company provided that you engage in activities for such company with regard to a portion of its business that does not compete with the Company and as long as you are not engaged directly or indirectly in such activities for any business which is competing with the Company.

3. Non-Solicitation.

During your employment with the Employer and during the Restricted Period, you shall not directly or indirectly through another Person, partnership, corporation, or other entity: (i) solicit, entice, encourage, induce or attempt to induce any employee of any member of the Company Group with whom you interacted during the six-month period prior to the termination of your employment with the Employer to leave the employ of any member of the Company Group (except for general solicitations of employment not specifically directed at employees of the Company Group); (ii) hire or employ any person who was an employee of a member of the Company Group at any time during the term of your employment with whom you interacted during the six-month period prior to termination of your employment; (iii) interfere with or attempt to impair the relationship between any member of the Company Group and any of its non-employee consultants and advisors with whom you interacted during the six-month period prior to termination of your employment; (iv) attempt to solicit, entice, encourage, hire or otherwise induce any person who is or was during the six-month period prior to such solicitation, enticement, encouragement or inducement a non-employee consultant or advisor of the Company Group with whom you interacted during the six-month period prior to termination of your employment to terminate their association with the Company Group; (v) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of the Company Group with whom you had contact (either directly or through subordinates) during the six-month period prior to termination of your employment with respect to products and/or services for the benefit of a company that competes with the Company; (vi) induce or attempt to induce any customer, supplier, licensee, licensor, or other business relation of the Company Group with whom you had contact (either directly or through subordinates) during the six-month period prior to termination of your employment to cease doing business with the Company Group; or (vii) in any way intentionally interfere with the relationship between any such customer, supplier, licensee, licensor, or business relation and the Company Group.

4. Non-Disparagement.

You agree that during the term of your employment with the Employer and during the Restricted Period, you will not intentionally make disparaging comments (whether orally or in writing) regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect.

5. Corporate Opportunities.

During your employment with the Employer, if you become aware of a potential transaction, opportunity or idea related, directly or indirectly, to the Company or any of its past, present or planned business activities, or other activities which may constitute an extension thereof or are incidental thereto, or any of the industries or markets in which the Company operates (a “Corporate Opportunity”), you shall present that Corporate Opportunity to the Company; and the Company will have the sole right to pursue the Corporate Opportunity if the board of directors of the Company so determines.

6. Developments.

a. Developments Retained and Licensed. You have attached hereto, as Schedule B, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by you prior to the commencement of your employment (collectively referred to as “Prior Developments”), that belong solely to you or belong to you jointly with another, that relate in any way to any of the current or proposed businesses, products, or research and development of any member of the Company, and that are not assigned to the Company hereunder, or if no such list is attached, you represent that there are no such Prior Developments. If, during any period during which you perform or performed services for the Company both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, you incorporate (or have incorporated) into a Company product or process a Prior Development owned by you or in which you have an interest, to the extent you have the legal right to do so, you hereby grant the Company, and the Company shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

b. Assignment of Developments. You agree that you will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which you may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company, or actual or demonstrably anticipated research or development of any member of the Company; (ii) result from or relate to any work performed for any member of the Company; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company, or any Confidential Information, or in consultation with personnel of any member of the Company (collectively referred to as “Developments”). You further acknowledge that all Developments made by you (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which you are, in part, compensated by your salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, you hereby assign to the Company, or its designee, all your right, title, and interest throughout the world in and to any such Development.

c. Maintenance of Records. You agree that written records of all Developments made by you (solely or jointly with others) during the Assignment Period will be available to and remain the sole property of the Company at all times.

d. Intellectual Property Rights. By your acceptance, you acknowledge and agree that, except as set forth in the following paragraph, any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, software, code, databases, models, systems, applications, presentations, reports, research, textual works, content, artwork, and graphics or audiovisual materials) (“Works”) that you create, invent, design, develop, contribute to or improve, or which you have created, invented, designed, developed, contributed to, or improved, either alone or in conjunction with others, at any time during your employment by or engagement with the Employer (or any predecessor in interest), shall be deemed a “Company Work,” and, to the extent permissible by law, ownership of all right, title and interest therein shall automatically vest, or have vested, solely and exclusively in the Company. Any Company Work that is a copyrightable Work shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101 or other applicable law, and ownership of all right, title and interest therein shall automatically vest, or have vested, solely and exclusively in the Company. To the extent that any Company Work is not deemed to be a “work made for hire” under applicable law, by your acceptance, you acknowledge and agree that, upon your employment by the Employer, you irrevocably assign, transfer and convey, and agree to assign, transfer and convey, to the full extent permitted by applicable law, your entire right, title and interest therein and thereto on a worldwide basis (including, without limitation, rights under intellectual property, patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company and waive any moral rights therein to the fullest extent permitted under applicable law.

Notwithstanding the foregoing paragraph, you do not assign to the Company Works that you developed entirely on your own time without using any of the Company’s equipment, supplies, facilities or Confidential Information, except for those Works that either: (i) relate at the time of conception, reduction to practice or creation to the Company’s business, or to actual or anticipated research or development by the Company, or (ii) result from any work performed by you for or to the benefit of the Company, in which cases such provisions do apply.

7. No Conflicting Agreements.

You hereby represent and warrant to the Company that (i) your execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement or non-compete agreement with any other Person currently in effect that (x) you have not shared with the Company or (y) may adversely affect your ability to perform your duties to the Company in any way and, without limiting the foregoing, you represent that your performance of this Agreement and as an employee of the Employer will not breach any agreement to keep in confidence trade secrets or other proprietary information acquired by you in confidence or in trust prior to your employment by the Company, and (iii) this Agreement shall be the valid and binding obligation of you, enforceable against you in accordance with its terms. You been given the opportunity to consult with independent legal counsel regarding your rights and obligations under this Agreement and you have consulted with such independent legal counsel regarding the foregoing (or, after carefully reviewing this Agreement, have freely decided not to consult with independent legal counsel), fully understand the terms and conditions contained herein and intend for such terms to be binding upon and enforceable against you.

8. Reasonableness of Restrictions.

You acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders you special and unique within the Company’s industry, and that you will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of your employment with the Employer. In light of the foregoing, you recognize and acknowledge that the Company believes the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. You acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with your ability to earn a living following the termination of your employment with the Employer and that your ability to earn a livelihood without violating such restrictions is a material condition to your employment with Employer.

9. Independence; Severability; Modification.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, you agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

10. Remedies.

a. Equitable Remedies. You agree that it may be impossible or inadequate to measure and calculate the Company’s damages from your breach of this Agreement. Accordingly, you agree that if you breach this Agreement, the Company will have available, in addition to any other right or remedy available, the right to seek to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of this Agreement. You further agree that no bond or other security shall be required in obtaining such equitable relief and you hereby consent to the issuance of such injunction and to the ordering of specific performance.

b. Forfeiture of Equity. Notwithstanding any provision of this Agreement to the contrary, in addition to any other remedy that may be available to the Company in the event of your breach of any of Sections 1 through 3 of this Agreement, in the event you engage in conduct during the period commencing on the date of the termination of your employment with the Employer for any reason and ending on the second anniversary of such date of termination or are found during such two-year period to have engaged in conduct prior to the date of termination of your employment, in each case, that constitutes a breach of any of such Sections 1 through 8 (or would have constituted a breach if engaged in during the Restricted Period), the Company, in its sole discretion, may determine that (i) your vested and unvested Class B Profit Interest Units issued under the Partnership’s Executive Equity Incentive Plan are forfeited without payment or other consideration, and (ii) such breach gives rise to certain repurchase rights with respect to your Class A-2 Units pursuant to the terms of your Management Unit Subscription Agreement with the Partnership applicable to a Covenant Breach (as defined in the Equity Incentive Plan).

11. Cooperation.

You agree that, following any termination of your employment, you will continue to provide reasonable cooperation to the Company and/or any other member of the Company and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge, understanding that such requests for reasonable cooperation shall not unreasonably interfere with your personal or other professional responsibilities. As a condition of such cooperation, the Company shall promptly reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph. You also agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court-proceeding, or otherwise), that in any way relates to your employment by the Employer, you will (i) give prompt notice of such request to the Company so that the Company may contest the right of the requesting person or entity to such disclosure and (ii) reasonably cooperate with the Company, at the Company’s expense, in seeking to obtain a protective order or other remedy; provided that you shall be under no obligation to provide such notice if (x) a government or law enforcement agency requests that you not provide such notice to the Company or (y) such notice is otherwise prohibited by applicable law or regulation.

12. Protected Activity.

Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company. You do not need the prior authorization of (or to give notice to) any member of the Company regarding any communication, disclosure, or activity described in this paragraph.

13. General Provisions.

a. Governing Law; Waiver of Jury Trial. This Agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws provisions. BY EXECUTION OF THIS AGREEMENT, YOU HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company relating to the subject matter herein and merges all prior discussions between us, but is without prejudice to any other restrictive covenants to which you may be subject on any employment or other agreement with the Company or its affiliates. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in your duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

c. No Right of Continued Employment. You acknowledge and agree that nothing contained herein shall be construed as granting you any right to continued employment by the Employer, and the right of the Employer to terminate your employment at any time and for any reason, with or without cause, is specifically reserved.

d. Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, and their respective successors, and assigns. You expressly acknowledge and agree that (i) this Agreement may be assigned by the Company without your consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the Company provides prompt written notice thereof to you and the assignee assumes in writing all of the obligations of the Company hereunder, and (ii) the license granted pursuant to Section 6 may be assigned to any third party by the Company without your consent.

e. Survival. The provisions of this Agreement shall survive the termination of your employment with the Employer and/or the assignment of this Restrictive Covenant Agreement by the Company to any successor in interest or other assignee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Restrictive Covenant Agreement as of July 17, 2017.

SYNERON MEDICAL LTD.

/s/ Geoffrey Crouse
By:	Geoffrey Crouse
Title:	Director

[Signature Page to Restrictive Covenant Agreement]

EXECUTIVE

/s/ Mary Trout
Mary Trout

[Signature Page Restrictive Covenant Agreement]

SCHEDULE A

Restricted Period

12 months

SCHEDULE B

LIST OF PRIOR DEVELOPMENTS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 5

You must check one box:

☒ No Developments or improvements

☐ Developments or improvements are described below.

Title	Date	Identifying Number or Brief Description

☐ Additional sheets attached

Signature of Executive:	/s/ Mary Trout

Print Name of Executive:	Mary Trout

Date:	7/16/2017